Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Third Coast Bancshares, Inc., of our report dated March 7, 2024, relating to our audit of the consolidated financial statements of Third Coast Bancshares, Inc. and Subsidiary, which appears in the Annual Report on Form 10-K of Third Coast Bancshares, Inc. as of and for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Whitley Penn LLP

Plano, Texas
September 25, 2024